As filed with the Securities and Exchange Commission on May 16, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Barnes Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	06-0247840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

123 Main Street Bristol, Connecticut	06010
(Address of Principal Executive Offices)	(Zip Code)
2014 Barnes Group Inc. Stock and Incentive Award Plan
(Full title of the plan)
Christopher J. Stephens, Jr.
Senior Vice President, Finance and Chief Financial Officer
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
(Name and address of agent for service)
(860) 583-7070
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	6,913,978 shares(3)	$37.215	$257,303,691	$33,140.72

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.

(2)
Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee and based on the average of the high and low sales prices of the Registrant’s common stock, par value $0.01 per share, as reported on the New York Stock Exchange - Composite Tape on May 9, 2014.

(3)	Represents 6,913,978 shares of the Registrant’s common stock available for future issuance under the 2014 Barnes Group Inc. Stock and Incentive Award Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Barnes Group Inc. (the “Registrant” or the “Company”) with the Commission are incorporated by reference into this registration statement:
(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 25, 2014;
(2) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on April 28, 2014;
(3) The Registrant’s Current Reports on Form 8-K (and any amendments thereto) filed on January 14, 2014, March 14, 2014 and May 9, 2014; and
(4) The description of the Registrant’s shares of common stock, par value $0.01 per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on August 21, 1963, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed with the Commission for purposes of updating such description.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Article IV of the Registrant’s Amended and Restated By-Laws states that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Registrant has also entered into an indemnification agreement with each of its directors and executive officers. Such agreement provides that the Registrant shall indemnify, and advance expenses, to the indemnified person to the fullest extent permitted by applicable law in effect on the date of such agreement and to such greater extent as thereafter permitted by law. The agreement is governed by Delaware law. Such rights to indemnification and expense advancement are provided when the indemnified person is, or is threatened to be made, a party to certain proceedings or is a witness in such proceedings because of his or her role as a director or officer of the Registrant. The indemnification agreement remains in effect for 10 years after the indemnified person ceases to be an officer or director of the Registrant, or until final termination of all proceedings in which he or she is protected under the agreement, whichever is later.
Section 145 of the Delaware General Corporation Law provides, in general, for the indemnification of any director or officer who was, is, or is threatened to be made a party in any action, suit or proceeding (other than an action by or in the right of the Registrant). In general, each director and officer is indemnified against losses by reason of his or her being an officer or director of the Registrant provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The directors and officers of the Registrant are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers, including actions, suits or proceedings arising out of any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty. The Registrant is similarly insured, under such policy, with respect to certain payments it might be required to make to its directors or officers in accordance with applicable law and its By-Law provisions relating to indemnification.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, stock purchases or redemptions of shares, or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant’s Restated Certificate of Incorporation includes such a provision.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Connecticut on May 16, 2014.

BARNES GROUP INC.
(Registrant)

By:	/S/ CHRISTOPHER J. STEPHENS, JR.
Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
That the undersigned officers and directors of Barnes Group Inc., a Delaware corporation, do hereby constitute and appoint Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer and Claudia S. Toussaint, Senior Vice President, General Counsel and Secretary, or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulation or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ PATRICK J. DEMPSEY
Patrick J. Dempsey	President and Chief Executive Officer	May 16, 2014
(Principal Executive Officer), and Director

/S/ CHRISTOPHER J. STEPHENS, JR.
Christopher J. Stephens, Jr.	Senior Vice President, Finance	May 16, 2014
Chief Financial Officer
(Principal Financial Officer)

/S/ THOMAS O. BARNES
Thomas O. Barnes	Director	May 16, 2014

/S/ GARY G. BENANAV
Gary G. Benanav	Director	May 16, 2014

/S/ WILLIAM S. BRISTOW, JR.
William S. Bristow, Jr.	Director	May 16, 2014

/S/ FRANCIS J. KRAMER
Francis J. Kramer	Director	May 16, 2014

/S/ MYLLE H. MANGUM
Mylle H. Mangum	Director	May 16, 2014

/S/ HASSELL H. MCCLELLAN
Hassell H. McClellan	Director	May 16, 2014

/S/ WILLIAM J. MORGAN
William J. Morgan	Director	May 16, 2014

/S/ JOANNA SOHOVICH
JoAnna Sohovich	Director	May 16, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1
Restated Certificate of Incorporation of Registrant (filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 on July 30, 2013, and incorporated by reference herein).

4.2	Amended and Restated By-Laws of Registrant (filed as an exhibit to Registrant’s Current Report on Form 8-K on May 6, 2013, and incorporated by reference herein).
5.1	Opinion of Morgan, Lewis & Bockius LLP.
15	Letter regarding unaudited interim financial information.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith).
24.1	Power of Attorney (included on signature pages hereto).
99.1	2014 Barnes Group Inc. Stock and Incentive Award Plan (filed as Annex A to Registrant’s Proxy Statement on Schedule 14A on March 25, 2014, and incorporated by reference herein).